Exhibit 99.37

To the kind attention of:

Intesa Sanpaolo S.p.A., in its capacity as Lender (as defined below)

Piazza San Carlo n. 156

Torino, Italy

Mediobanca - Banca di Credito Finanziario S.p.A., in its capacity as Lender (as defined below)

Piazzetta Cuccia n. 1

Milan, Italy

Société Générale, Milan branch

Via Olona n. 2

Milan, Italy

Banca IMI S.p.A.

Largo Mattioli n. 3

Milan, Italy

Milan, 27 February 2015

Reference is made to your letter dated 27 February 2015, with which you propose to us the execution of a deed for the termination of the option agreement entered into between us on 27 November 2013, the contents of which we reproduce in full below:

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To the kind attention of:

Assicurazioni Generali S.p.A. (for its own account and in the name and on behalf of the Generali Subsidiaries as defined below)

Piazza Duca degli Abruzzi n. 2

Trieste, Italy

Intesa Sanpaolo S.p.A. (in its capacity as Shareholder as defined below)

Direzione Gestione Partecipazioni

Via Monte di Pietà 12

20121 Milano

Mediobanca - Banca di Credito Finanziario S.p.a. (in its capacity as Shareholder as defined below)

Piazzetta Cuccia n. 1

Milan, Italy

Telefonica S.A.

Gran Via n. 28

28013 Madrid, Spain

Milan, 27 February 2015

Dear Sirs,

Following to our conversations, please find attached herebelow our agreement and understanding in relation to the following:

This deed of termination (the “Deed”) is entered into

BY AND BETWEEN

(1)                                INTESA SANPAOLO S.P.A., a bank incorporated under the laws of the Republic of Italy, whose registered office is at Piazza San Carlo No. 156, Torino, Italy, registered with the Companies’ Registry of Turin under No. 00799960158, in its capacity as lender under the facility agreement entered into on 4th October 2013 with Telco S.p.A. (“Intesa Sanpaolo”),

(2)                                MEDIOBANCA - BANCA DI CREDITO FINANZIARIO S.P.A., a bank incorporated under the laws of the Republic of Italy, whose registered office is at Piazzetta Cuccia No. 1, Milano, Italy, registered with the Companies’ Registry of Milan under No. 00714490158, in its capacity as lender under the  facility agreement entered into 4th October 2013 with Telco S.p.A. (“Mediobanca”);

(3)                                SOCIÉTÉ GÉNÉRALE, a bank incorporated under the laws of France, with registered office in Paris, Boulevard Haussmann 29, acting through its Milan branch, with its offices at Via Olona 2, Milan, registered with the Companies’ Registry of Milan under number 8011215158, Milan REA number 748666, registered with the Banks Registry of the Bank of Italy under number 4858  (“SG”, and together with Intesa Sanpaolo and Mediobanca hereinafter collectively referred to as the “Lenders”);

(4)                                BANCA IMI S.P.A., a bank incorporated under the laws of the Republic of Italy, whose registered office is at Largo Mattioli No. 3, Milan, Italy, registered with the Companies’ Registry of Milan under No. 04377700150 (“IMI” or the “Facility Agent”);

AND

(5)                                TELEFÓNICA, S.A., a Spanish company with registered office at 28013, Madrid, Gran Via n. 28, Spain (“TE”);

(6)                                ASSICURAZIONI GENERALI S.p.A. (hereinafter “Generali”), an Italian company with registered office at Piazza Duca degli Abruzzi n. 2, Trieste, Italy for its own account and in the name and on behalf of the following Generali’s subsidiaries:

(i)                                    ALLEANZA ASSICURAZIONI S.p.A., an Italian company with registered office at Piazza Fidia n. 1, Milano, Italy;

(ii)                                GENERALI ITALIA S.p.A., an Italian company with registered office at via Marocchesa n. 14, Mogliano Veneto (TV), Italy;

(iii)                            GENERALI LEBENSVERSICHERUNG AG, a German company with registered office at Adenauerring 7, 81737 München,Germany;

(iv)                              GENERALI VIE S.A., a French company with registered office at Paris, Boulevard Hausmann 11, France (hereinafter the entities (i) to (iv) the “Generali Subsidiaries” and together with Generali collectively “AG”);

(7)                                INTESA SANPAOLO S.p.A, an Italian company with registered office at Piazza San Carlo n. 156, Torino, Italy, in its capacity as shareholder of Telco S.p.A. (“IS”);

(8)                                MEDIOBANCA S.p.A., an Italian company with registered office at Piazzetta Cuccia n. 1, Milano, Italy, in its capacity as shareholder of Telco S.p.A (“MB”);

- (TE, AG, IS and MB hereinafter collectively referred to as the “Shareholders”);

(the “Parties).

WHEREAS

(A)                           On 27 November 2013 the Parties have entered into an option agreement (the “Option Agreement”) to which SG subsequently acceded on 31 March 2014 providing, inter alia, for the right of the Shareholders to call and acquire from the Lenders, at the terms and conditions referred to therein, any Telecom Italia S.p.A. ordinary shares that would have been appropriated by the Lenders in case of enforcement of the pledge (the “Share Pledge”) created under and pursuant to the share pledge agreement originally entered into on 27 November 2013 between Telco S.p.A., as pledgor, and the Lenders, as secured creditors (the “Share Pledge Agreement”).

(B)                           On the date hereof, Telco and the Lenders have entered into a deed of release pursuant to which the Share Pledge has been released and the Share Pledge Agreement terminated.

(C)                          By virtue of the above, the Parties hereby intend to terminate the Option Agreement and release each other from all their respective obligations thereunder.

NOW, THEREFORE

1.                                      The Parties hereby agree and acknowledge that:

(a)              the Option Agreement is terminated and no longer in force between themselves as of the date of execution of this Deed;

(b)              as a result of the termination of the Option Agreement each Party is irrevocably and unconditionally discharged and released from any of its obligations thereunder.

2.                                      The Parties agree that this Deed may be disclosed and made public in accordance to applicable laws.

3.                                      This Deed constitutes the entire agreement among the Parties and supersede in full any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

4.                                      This Deed shall be governed by, and interpreted in accordance with, the laws of the Republic of Italy. Any disputes arising out of or in connection with this Deed shall be submitted by the Parties to the Courts of Milan.

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Should you agree with foregoing, please transmit to us a letter containing the above text, duly signed for acceptance.

Best regards,

Intesa Sanpaolo S.p.A (in its capacity as Lender)

Mediobanca - Banca di Credito Finanziario S.p.A (in its capacity as Lender)

Société Générale, Milan Branch

Banca IMI S.p.A.

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We hereby notify you of our acceptance of the agreement set out above.

Yours faithfully,

Intesa Sanpaolo S.p.A (in its capacity as Shareholder)

Mediobanca - Banca di Credito Finanziario S.p.A (in its capacity as Shareholder)

Assicurazioni Generali S.p.A. (for its own account and in the name and on behalf of the Generali Subsidiaries)

Telefonica S.A.